EXHIBIT 10.61

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment No. 2”) to Employment Agreement is dated as of May 13, 2004 by and between Identix Incorporated, a Delaware corporation (“Identix”) and Mark S. Molina (“Employee”).

     WHEREAS, Identix and Employee entered into that certain Employment Agreement dated as of August 22, 2001, as amended April 30, 2002 (the “Agreement”) and desire in accordance with Section 5.9 of the Agreement to make certain amendments thereto;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby agree as follows:

     1. The language set forth in Section 2.4(b) of the Agreement is deleted in its entirety and replaced with the following language”

“(b) as severance compensation, Employee shall continue to be paid Employee’s then current base salary for a period of 18 months from the effective date of Termination Other Than For Cause or Resignation for Good Reason (“Severance Period”); provided, that Employee shall have the right, exercisable in Employee’s sole judgment, to be immediately paid, in one lump sum payment, an amount equivalent to Employee’s base salary for 18 months, or alternatively to be paid such amount in two lump sums, the first lump sum payment in an amount equivalent to 12 months base salary paid immediately upon the effective date of Termination Other Than For Cause or Resignation for Good Reason, and the second lump sum payment in an amount equivalent to six months base salary on the first anniversary of such effective date of Termination Other Than For Cause or Resignation for Good Reason, in each case rather than receiving such aggregate amount in regular payments over the term of the Severance Period.”

     2. In Section 2.4(d), the words “Severance Period” are deleted and replaced with “period that is 12 months following the effective date of Termination Other Than For Cause or Resignation for Good Reason”.

     3. On the fifth line of Section 2.4(e), delete the word “but” appearing immediately after the word “options,” and replace with: “and except as otherwise provided in this Agreement,”

     4. A new Section 2.6 (c) is added as follows:

“(c) Identix or its successor will pay all costs and expenses arising out of or related to the relocation of Employee and his family to any location in the mainland United States (including without limitation broker’s fees on sale of home, moving expenses, travel for family to and fro, etc.), as well as a tax gross up to cover these benefits, following any separation of employment.”

     5. In Section 5.2 of the Agreement, the address for notices to Identix is changed to”

“5600 Rowland Rd.
Minnetonka, MN 55343
Attn: CEO
Fax: 952-932-7181
Confirmation No: (952) 932-0888”

     6. In Section 1 of Schedule A to the Agreement, the address of the Employee is changed to the following:

[intentionally omitted]

     7. Section 2 of Schedule A to the Agreement is amended in its entirety to read in its entirety as follows:

“2. Term of Agreement.     Until August 22, 2007.”

     8. Section 5 of Schedule A to the Agreement is amended in its entirety to read in its entirety as follows:

“5. Severance Period:       18 months”

     9. Except as expressly provided in this Amendment No. 2, the Agreement has not been amended or modified and, as amended hereby, shall remain in full force and effect.

     10. This Amendment No. 2 may be executed in duplicate counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the day and year first above written.

IDENTIX INCORPORATED	EMPLOYEE

By	By

Name: Joseph J. Atick Title: President & CEO	Name: Mark S. Molina Title: General Counsel & Secretary

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